Exhibit 99.1

Rio Vista Energy Partners L.P. Receives Listing Determination Letter

BROWNSVILLE, Texas—(BUSINESS WIRE)—Rio Vista Energy Partners L.P. (NASDAQ: RVEP), an energy services master limited partnership, announced today that it had received on September 28, 2009 a written Staff Determination (“Staff Determination”) from The Nasdaq Stock Market’s Listing Qualifications Department stating that Rio Vista’s plan of compliance with respect to Rio Vista’s failure to comply with Nasdaq’s filing requirements for continued inclusion set forth in Listing Rule 5250(c)(1) (as previously reported in Rio Vista’s Current Report filed on June 2, 2009), was denied.

Therefore, Rio Vista’s common units will be delisted from the NASDAQ Capital Market at the opening of business on October 9, 2009, unless Rio Vista requests an appeal of the Staff Determination by 4:00 p.m. Eastern Time on October 7, 2009 (“Appeal”). The Appeal would be made before a Nasdaq Listing Qualifications Panel (the “Hearing Panel”). A timely request for the Appeal will stay the delisting for 15 calendar days. Rio Vista may request a further stay until the Appeal which the Hearing Panel must approve (Additional Stay). There can be no assurance that the Hearing Panel would grant Rio Vista’s request for the Additional Stay and/or Rio Vista’s request for continued listing in connection with the Appeal. An adverse determination by the Hearing Panel on Rio Vista’s request for the Additional Stay and/or the Appeal would result in immediate delisting, whether or not Rio Vista further appeals the decisions of the Hearing Panel.

If Rio Vista’s common units are delisted from the NASDAQ Capital Market, Rio Vista would be required to file all required reports with the Securities and Exchange Commission and Rio Vista expects that its common units will trade in the “Pink Sheets” through a market maker. Delisting by NASDAQ may result in decreased market interest in Rio Vista’s common units, investors and unitholders may experience more difficulty in buying and selling Rio Vista common units, and Rio Vista’s unit price may decline.

Rio Vista disclaims any intention to update this press release for purposes of disclosing any action or response that Rio Vista decides in connection with the Staff Determination.

About Rio Vista Energy Partners L.P.

Rio Vista is a master limited partnership engaged in liquid bulk storage, transloading and transportation of chemicals and petroleum products through its assets and operations in Hopewell, Virginia. Penn Octane Corporation (OTCBB: POCC) owns 75% of Rio Vista GP LLC, the general partner of Rio Vista.

Forward-Looking Statements

Certain of the statements in this news release are forward-looking statements, including statements regarding Rio Vista’s appeal of the Staff Determination letter and the request for an Additional Stay. There is no assurance that Rio Vista will request an Appeal and/or an Additional Stay. Furthermore, if Rio Vista were to request an Appeal, there is no assurance that the Appeal will be successful. If Rio Vista does not request an appeal or an Additional Stay and/or Rio Vista is not successful in the request for an Additional Stay or the Appeal, Rio Vista’s common units will be delisted as early as October 9, 2009. If Rio Vista were to be delisted from the Nasdaq Capital Market, common unitholders may be negatively impacted. Additional information regarding risks affecting Rio Vista’s business may be found in Rio Vista’s most recent reports on Form 8-K, Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.

Contacts:
Rio Vista Energy Partners L.P.

Ian T. Bothwell,
760-772-9080